Exhibit 99.2
Investor Presentation Announcing the Strategic Acquisition of Traditions Bancorp, Inc. Nasdaq: ACNB investor.acnb.com ACNB CORPORATIONJuly 24, 2024

Forward‐Looking Statements & Additional Disclosures 2 Forward Looking Statements: This presentation contains statements which, to the extent that they are not recitations of historical fact may constitute forward‐looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward‐looking statements may include financial and other projections as well as statements regarding ACNB Corporation (the “Corporation,” or “ACNB”) that may include future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “should”, “will”, “likely”, “possibly”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “potentially”, “probably”, “outlook”, “predict”, “contemplate”, “continue”, “strategic”, “objective”, “plan”, “forecast”, “project” and “believe” or other similar words, phrases or concepts may identify forward‐looking statements. Persons reading or present at this presentation are cautioned that such statements are only predictions, and that the Corporation’s actual future, results or performance may be materially different. Such forward‐looking statements involve known and unknown risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward‐looking statements, and so our business and financial condition and result of operations could be materially and adversely affected. In the context of the proposed transaction with Traditions Bancorp, Inc. (“Traditions,” or “TRBK”), such factors include, among others: that the execution of the transaction may take longer than anticipated or be more costly to complete and that the anticipated benefits, including any anticipated cost savings or strategic gains, may be significantly harder to achieve or take longer than anticipated or may not be achieved at all; that the banking regulatory approvals we require for the transaction will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; integration efforts between the Corporation and Traditions may divert the attention of the management teams of the Corporation and Traditions and cause a loss in the momentum of their ongoing businesses; and success of the Corporation in Traditions' geographic market area will require the Corporation to attract and retain key personnel in the market and to differentiate the Corporation from its competitors in the market. All forward‐looking statements and information made herein are based on management’s current beliefs and assumptions as of July 24, 2024 and speak only as of that date. The Corporation does not undertake to update forward‐ looking statements. For a complete discussion of the assumptions, risks and uncertainties related to our business generally, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10‐K, as well as any changes in risk factors that we may identify in our quarterly or other reports subsequently filed with SEC.

Transaction Rationale In‐Market Combination Strengthening York Franchise • Strategic in‐market combination, enhancing ACNB’s presence in South‐Central, PA • Creates the largest community bank in Pennsylvania with less than $5 billion in total assets⁽¹⁾ • Enhances ACNB’s presence in York county, increasing its deposit market share from 2.5% to 9.3%, the 2nd largest amongst community banks with less than $25 billion in total assets(2) and expands ACNB’s branch footprint into neighboring Lancaster county • Continues execution of ACNB’s multi‐year strategic plan for inorganic growth while bolstering potential for future organic growth • Traditions’ mortgage banking unit complements ACNB’s existing insurance and wealth management sources of non‐interest income, providing future revenue and loan growth Financially Accretive to All Shareholders • Financially compelling transaction • Pro forma Assets of $3.3 billion, Gross Loans of $2.4 billion and Deposits of $2.6 billion • Immediate realization of substantial earnings per share accretion; ~29.1% in 2025 and ~29.6% in 2026 • Tangible book value dilution of approximately 9.2% with a conservative tangible book value earnback period of approximately 2.25 years • Pro forma capital levels remain well in excess of internal minimums and those required to be categorized as well capitalized by our regulators • Internal rate of return (“IRR”) greater than 15% • Balance sheet optimization and additional revenue synergies identified but not modeled Low‐Risk Transaction • Low integration and execution risk, reflecting a shared operational philosophy driven by a commitment to clients, community, employees and shareholders • Significant cultural alignment, allowing ACNB to further its franchise value focused on a commitment to community banking • Thorough due diligence completed, complemented by ACNB’s prior M&A experience • ACNB and Traditions utilize the same core processor, making for a seamless anticipated integration process • Responsible credit practices evidenced by a history of strong asset quality metrics 3 1) Financial data as of the most recently available quarter 2) Includes banks with less than $25B in total assets as of the most recently available quarter Note: Deposit market share information as of June 30, 2023 Source: S&P Capital IQ Pro; Company documents; FDIC

Overview of Traditions Bancorp, Inc.

Franchise Highlights

- Founded in 2002 in York, PA, TRBK operates 8 full-service branches located in South-Central PA
- Traditions Bancorp, Inc. is a leading community bank in York County, ranked 2nd by deposit market share (1)

Top Employers in York, PA

FedEx, Walmart, Harley-Davidson Motor Company, Giant, amazon, WellSpan, utz Quality Foods

York County Deposit Market Share (1)

Rank	Institution	Branches (#)	In-Market Deposits ($M)	Market Share (%)
1	Orrstown Financial Services Inc.	15	1,456	15.06
-	**Pro Forma Franchise**	**12**	**903**	**9.34**
2	**Traditions Bancorp Inc.**	**7**	**666**	**6.88**
3	**ACNB Corp.**	**5**	**238**	**2.46**
4	Northwest Bancshares Inc.	1	92	0.95
5	Citizens & Northern Corp.	1	22	0.23
6	Univest Financial Corp.	1	15	0.16
7	Woodforest Financial Group Inc.	3	9	0.09

Financial Highlights

	2023Y	2023Q3	2023Q4	2024Q1	2024Q2
Balance Sheet ($M)					
Total Assets	$840	$850	$840	$841	$859
Gross Loans HFI	669	673	669	672	673
Deposits	731	705	731	730	738
Loans / Deposits	91.5%	95.5%	91.5%	92.1%	91.2%
Tangible Common Equity	64	60	64	65	67
Capital Ratios					
TCE / TA	7.59%	7.07%	7.59%	7.68%	7.75%
Tier 1 Leverage	8.70%	8.68%	8.70%	8.93%	8.98%
Tier 1 Capital	11.53%	11.17%	11.53%	11.62%	11.67%
Total Capital	12.12%	11.75%	12.12%	12.24%	12.24%
Asset Quality					
NPAs / Assets	0.47%	0.44%	0.47%	0.45%	0.51%
Reserves / Loans	0.55%	0.53%	0.55%	0.56%	0.56%
NCOs / Avg. Loans	(0.00%)	(0.00%)	0.07%	0.00%	0.01%
Earnings & Profitability					
Net Income ($000s)	$4,929	$1,417	$656	$1,360	$1,823
ROAA	0.59%	0.66%	0.31%	0.64%	0.86%
ROAE	8.09%	9.38%	4.24%	8.48%	11.26%
Net Interest Margin	3.24%	3.34%	2.94%	2.92%	2.99%
Efficiency Ratio	79.5%	75.4%	86.6%	76.4%	74.8%

1) Includes York, PA banks < $25B in assets as of the most recently available quarter; Deposit data as of June 30, 2023
Source: S&P Capital IQ Pro; Company documents; FDIC; Pennsylvania Department of Labor

ACNB Corporation
4

Pro Forma Company Snapshot 5 Top 10 PA Banks Under $5B in Assets (1) Geographic Footprint (3) Pennsylvania Maryland Harrisburg Chambersburg Lancaster Westminster York Frederick Mount Airy Newville York, PA Gettysburg Hanover Dillsburg Rank Company Assets($M) ‐‐ Pro Forma Franchise⁽²⁾ 3,326 1 Citizens Financial Services, Inc. 2,921 2 LINKBANCORP, Inc. 2,786 3 NexTier Bank, NA 2,714 4 Citizens & Northern Corporation 2,522 5 Fidelity D & D Bancorp, Inc. 2,469 6 ACNB Corporation 2,458 7 Meridian Corporation 2,293 8 Norwood Financial Corp. 2,260 9 Somerset Trust Holding Company 2,254 10 Penns Woods Bancorp, Inc. 2,210 32 Traditions Bancorp, Inc. 859 Pro Forma Financial Highlights (2) $3.3B Total Assets Total $2.6B Deposits Gross Loans Tangible Common Equity $2.4B $276M 10.1% 14.8% Leverage Ratio Total RBC Ratio 8.5% 13.0% TCE / TA CET1 Ratio TRBK HQ ACNB Branch (26) TRBK Branch (8) ACNB LPO (3) TRBK LPO (1) ACNB HQ 1) Includes PA HQ banks with assets < $5 billion as of the most recently available quarter 2) Inclusive of purchase accounting assumptions as detailed on Pages 8 and 9; assumes 1/1/2025 transaction closing date 3) Excludes ACNB insurance offices; Headquarters locations not included in branch counts Source: S&P Capital IQ Pro, Company documents

1) Exclusive of purchase accounting assumptions as detailed on Pages 8 and 9 Note: Loan and deposit compositions reflect bank level Call Report financial data; Percentages may not sum to 100% due to rounding Source: S&P Capital IQ Pro; Company documents Pro Forma Loan & Deposit Composition at 3/31/2024 6 Pro Forma as of 3/31/24 (1) Loan Mix Deposit Mix $1.7B Total $685M Total $2.4B Total $1.8B Total $730M Total $2.6B Total CRE Concentration: 213.3% CRE Concentration: 337.2% CRE Concentration: 239.8%¹

Source: S&P Capital IQ Pro; Company documents Credit Quality and Due Diligence Review 7 Net Charge‐Offs / Average Loans (%) Credit Diligence Review Non‐Performing Assets / Total Assets (%) • Engaged third party services to assist in loan and credit review as part of due diligence process • Commercial loan portfolio review covered 53% of total balances and 51% of total commitments • Analysis revealed Traditions to have a satisfactory commercial lending framework and oversight with an above average quality commercial loan portfolio • Minimal office and hospitality loan exposure • No exposure identified in any central business center • Well collateralized commercial real estate portfolio with low LTVs • Review was also conducted on a subset of consumer/residential loans • No material loan deterioration was discovered in the residential book • Consumer loan review revealed no material gaps in credit underwriting, administration or general compliance

Transaction Structure and Overview Acquiror / Target ACNB Corporation (NASDAQ: ACNB) / Traditions Bancorp, Inc. (OTCPK: TRBK) Implied Transaction Value¹ $73.5 million, or $26.43 per TRBK share Consideration 100% common stock, fixed exchange ratio of 0.7300x; TRBK unvested RSUs to vest and convert into ACNB common stock at the fixed exchange ratio; TRBK outstanding options to be cashed out upon consummation of the merger Pro Forma Ownership ~81% ACNB / ~19% TRBK Voting Agreements Have been attained for certain officers, directors and key shareholders of TRBK Leadership Three directors from TRBK to join the Boards of ACNB and ACNB Bank, including Chairman and CEO Eugene J. Draganosky, who will serve as a Vice Chairman Price / Tangible Book Value per Share 109% Price / 2025E EPS + Fully Phased‐In Cost Saves 5.9x Core Deposit Premium 1.0% Approvals ACNB and TRBK shareholder approval; customary regulatory approvals Due Diligence Comprehensive financial, business, operational, legal and loan diligence Termination Termination fee approximately 4% of aggregate transaction value Anticipated Closing First Quarter 2025 8 1) Implied transaction value based on ACNB’s 20‐day VWAP of $36.20 as of July 19, 2024

Key Transaction Assumptions 9 Est. Transaction Costs $17.8 million pre‐tax Est. Cost Savings 35% of TRBK’s noninterest expense (75% realized in 2025, and 100% thereafter) Earnings Projections and Balance Sheet Growth • ACNB assumes mean Wall Street consensus estimates for 2024 and 2025, with an assumed long‐term earnings growth rate of 5.0% and balance sheet growth rate of 3.0% applied thereafter • TRBK assumes $5.4M in net earnings for 2024, with a 5.0% growth rate on earnings and balance sheet applied thereafter Gross Credit Mark Total gross credit mark of $7.4 million, non purchased credit deteriorated (“PCD”) loans accreted back into earnings at level yield • 23% PCD loans; 77% non‐PCD loans • Allowance for Credit Losses of $7.2 million; Reversal of TRBK Allowance for Credit Losses of $4.4 million Loan Interest Rate Mark $21.2 million net write‐down of loans, or 3.1% of loans at closing, accreted back into earnings at level yield Fair Value Estimates and Other Adjustments • Adjustment of $14.1 million on the AFS portfolio, accreted back into earnings over the average life of each security • Net write‐up to fixed assets of $4.0 million; $1.0 million written off, $5.0 million amortized over ~40 years • Net write‐up to other liabilities (allowance for unfunded commitments) of $571K • Write‐down of time deposits equal to $325K, amortized at level yield • Write‐down of FHLB advances equal to $69K, amortized at level yield Core Deposit Intangible 3.42%, or $17.0 million, amortized over 10 years using sum‐the‐years digits (“SYD”) methodology

Pro Forma Financial Impact 10 1) Excludes the impact of core deposit intangible, purchase accounting marks on: AFS securities, loans, fixed assets, deposits, borrowings, other liabilities; Includes the impact of allowance for credit losses of $7.2 million Note: Profitability and earnings per share metrics exclude transaction costs and allowance for credit losses of $7.2 million Including Purchase Accounting Marks Excluding Purchase Accounting Marks¹ FY 2025 EPS Accretion / (Dilution) 29.1% 9.4% FY 2026 EPS Accretion / (Dilution) 29.6% 14.2% TBVPS Accretion / (Dilution) (9.2)% 0.2% TBVPS Earnback Period 2.25 Years Accr. FY 2025 Return on Avg. Assets 1.33% 1.13% FY 2025 Return on Avg. Tangible Common Equity 15.4% 12.1%

Successful Track Record of Growth Through Acquisitions 11 Historical Asset Growth ($B) Pennsylvania Maryland HHI: $112k Carroll County HHI: $112k Frederick County HHI: $87k Cumberland County HHI: $82k Lancaster County HHI: $79k York County Gettysburg ACNB Corp Traditions Evolution of Geographic Footprint(2) Frederick County New Windsor Closed January 2020 Closed July 2017 1) Assets shown pro forma for acquisition of Traditions Bancorp, Inc. 2) Excludes ACNB insurance offices Note: Household Income (“HHI”) data reflects median values ($000s) by county as of June 30, 2023 Source: S&P Capital IQ Pro; Company documents TRBK HQ ACNB HQ

Conclusion 12 Acquisition of Traditions Bancorp, Inc. Meets ACNB Corporation’s Disciplined Acquisition Criteria Culture • Significant cultural alignment, allowing ACNB to further its franchise value focused on a commitment to community banking • Minimal execution risk expected with continuous cooperation of management teams • Financially compelling transaction with immediate realization of substantial year‐1 earnings per share accretion • Conservative tangible book value earnback period • IRR greater than 15% • Pro forma capital levels remain well in excess of internal minimums and those required to be categorized as well capitalized by our regulators Markets Financial • Creates the largest community bank in Pennsylvania with less than $5 billion in total assets⁽¹⁾ • Enhances ACNB’s presence in York county, increasing its deposit market share from 2.5% to 9.3%, the 2nd largest amongst community banks with less than $25 billion in total assets(2) and expands ACNB’s branch footprint into neighboring Lancaster county Strategic • Continues execution of ACNB’s multi‐year strategic plan for inorganic growth while bolstering potential for future organic growth • Thorough due diligence completed, complemented by ACNB’s prior M&A experience • Traditions’ mortgage banking unit complements ACNB’s existing insurance and wealth management sources of non‐interest income, providing future revenue and loan growth 1) Financial data as of the most recently available quarter 2) Includes banks with less than $25B in total assets as of the most recently available quarter Note: Deposit market share information as of June 30, 2023 Source: S&P Capital IQ Pro; Company documents; FDIC

13 ACNB Corporation Contact: Jason H. Weber EVP / Treasurer & Chief Financial Officer (717) 339‐5090 jweber@acnb.com